                                                                EXHIBIT 12.1

                  CITGO PETROLEUM CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                         Year Ended December 31,
                           ----------------------------------------------------
                             1996       1995       1994       1993       1992
                           --------   --------   --------   --------   --------
                                          (Dollars in Thousands)

Income before provision
 for income taxes          $197,250   $215,872   $301,233   $260,697   $189,032
  Distributions in excess
    of equity earnings
    (losses) of affiliates    9,677         -          -          -         962
  Equity earnings (losses)
    in excess of
    distributions                -      (4,490)    (3,930)    (3,808)        -
  Equity in losses of
    certain investees         5,245      5,187         68        183         98
  Interest                  113,989    106,568     77,792     79,354     77,252
  Amount of previously
    capitalized interest      3,600      3,440      3,039      2,833      2,849
  Portion of rent
    representative of
    interest factor          11,000     10,928     11,305     11,173     11,522
                           --------   --------   --------   --------   --------
    Income as adjusted     $340,761   $337,505   $389,507   $350,432   $281,715
                           ========   ========   ========   ========   ========
Fixed charges
  Interest expense         $113,989   $106,568   $ 77,792   $ 79,354   $ 77,252
  Capitalized interest       12,000      5,000     12,000      4,000      7,000
  Portion of rent
    representative of
    interest factor          11,000     10,928     11,305     11,173     11,522
                           --------   --------   --------   --------   --------
    Total fixed charges    $136,989   $122,496   $101,097   $ 94,527   $ 95,774
                           ========   ========   ========   ========   ========
Ratio of earnings to
  fixed charges                2.49x      2.76x      3.85x      3.71x      2.94x
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